EXHIBIT 99.6

DELPHI CORPORATION

Rights Offerings for
21,680,996 Shares of Common Stock of Reorganized Delphi
at an exercise price of $59.61 per full share
and
41,026,309 Shares of Common Stock of Reorganized Delphi
at an exercise price of $38.39 per full share

Offered Pursuant to Rights Distributed to Record Stockholders of Delphi Corporation and Eligible Holders (as defined below)

March 11, 2008

To Our Clients:

Enclosed for your consideration are a Prospectus, dated March 11, 2008 (the “Prospectus”), and Instructions For Completion of Delphi Corporation Rights Certificates in connection with rights offerings by Delphi Corporation (“Delphi”).

The rights offerings are being made to raise a portion of the funds necessary to consummate Delphi’s plan of reorganization (as it may be amended, modified or supplemented from time to time, the “Plan”).

In the rights offerings, Delphi is distributing (i) to each holder of its common stock, at no charge, for each 26 shares of its common stock owned of record at 5:00 p.m., New York City time, on the record date (as defined below), one nontransferable right to purchase one share of common stock of reorganized Delphi at $59.61 in cash per full share (the “par rights”), and (ii) to each Eligible Holder (as defined below), at no charge (except as described below), for each $99.07 of such Eligible Holder’s Eligible Claim (as defined below), one transferable right to purchase one share of common stock of reorganized Delphi at $38.39 in cash per full share (the “discount rights” and, together with the par rights, the “rights”). This is referred to as the “basic subscription privilege.” An “Eligible Holder” means the holder of an Eligible Claim as of 5:00 p.m., New York City time, on January 17, 2008, the date on which the confirmation hearing with respect to the Plan commenced before the Bankruptcy Court, or a transferee receiving such holder’s discount rights. An “Eligible Claim” means (i) a General Unsecured Claim, a Section 510(b) Note Claim, a Section 510(b) Equity Claim or a Section 510(b) ERISA Claim, as such terms are defined in the Plan, in each case that has been allowed or reconciled by Delphi by the date of commencement of the confirmation hearing with respect to the Plan, and with respect to General Unsecured Claims, as may also be adjusted for cure amounts resulting from certain Bankruptcy Court orders entered on February 27, 2008, or (ii) a General Unsecured Claim that has not been allowed, disallowed or reconciled by the date of commencement of the confirmation hearing with respect to the Plan but that has been provisionally allowed or estimated solely for purposes of participation in the discount rights offering in the respective amounts ordered by the Bankruptcy Court on January 25, 2008, and in certain cases, as may be adjusted for cure amounts resulting from Bankruptcy Court orders entered on February 27, 2008. To the extent that the provisional allowance or estimation results in a particular Eligible Holder receiving more discount rights than such Eligible Holder should have received based on the ultimate allowed amount of such claim and such discount rights are transferred or exercised (the “excess discount rights”), then, in Delphi’s sole discretion, (a) Delphi will be authorized but not required to withhold an amount of common stock of reorganized Delphi (at a value of $59.61 per share) equal to the value of such excess discount rights (at a value of $21.22 per right, which equals the difference between the exercise price of the discount rights and the Plan value of $59.61 per share of common stock) from the ultimate distribution to such Eligible Holder or (b) to the extent the value of such direct grant of common stock of reorganized Delphi is less than the value of the excess discount rights, and Delphi elects to pursue such payment in its sole discretion, such Eligible Holder will be required to remit payment to Delphi in an amount equal to the value of such excess discount rights in excess of the value of the common stock of reorganized Delphi withheld under (a). To the extent that the provisional allowance or estimation results in a particular Eligible Holder receiving fewer discount rights than such Eligible Holder should have received based on the ultimate allowed amount of such claim, no subsequent adjustment will be made in respect of such Eligible Holder’s Eligible Claim.

The rights are evidenced by rights certificates (each, a “Rights Certificate”).

The “record date” is January 17, 2008, the date on which the confirmation hearing with respect to the Plan commenced before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

In addition to the basic subscription privilege described above, each discount right entitles each Eligible Holder who fully exercises its basic subscription privilege, to subscribe, prior to the expiration date of the discount rights offering, for additional shares of common stock of reorganized Delphi at an exercise price of $38.64 in cash per full share to the extent that any shares are not purchased by other Eligible Holders under their basic subscription privileges as of the expiration date of the discount rights offering. This is referred to as the “oversubscription privilege.” If an insufficient number of shares are available to fully satisfy oversubscription privilege requests, the available shares, if any, will be allocated pro rata among Eligible Holders who exercised their oversubscription privilege based upon the number of shares each oversubscribing Eligible Holder subscribed for under its basic subscription privilege. If there is a pro rata allocation of the remaining shares and an Eligible Holder receives an allocation of a greater number of shares than it subscribed for under its oversubscription privilege, then we will allocate to such Eligible Holder only the number of shares for which it subscribed under its oversubscription privilege, and we will allocate all remaining shares pro rata among all other Eligible Holders who exercised their oversubscription privileges on the same basis as described above. If you make an oversubscription request, you must remit to the rights agent the full exercise price for such additional shares of common stock of reorganized Delphi that you are requesting at the time you make the request. To the extent that you request more shares than we are able to allocate to you, we will return to you your exercise payment with respect to the shares we were unable to allocate to you, without interest. There is no oversubscription privilege in the par rights offering.

The rights, the common stock of reorganized Delphi and the Plan are described in Delphi’s Prospectus dated March 11, 2008 (as it may be amended, modified or supplemented from time to time, the “Prospectus”), a copy of which is enclosed with this letter. Capitalized terms used by not defined herein have the meanings set forth in the Prospectus.

We will not issue fractional par rights, however, we will issue fractional discount rights. Because fractional par rights will not be issued in the par rights offering, and cash will not be paid in lieu of fractional par rights in the par rights offering, you will need to hold at least 26 shares of common stock in order to receive one par right. If you hold fewer than 26 shares of common stock, you will not receive any par rights. Otherwise, the number of par rights that you receive will be rounded to the nearest whole number, with such adjustments as we may determine in our sole discretion are necessary so that we offer 21,680,996 shares of common stock of reorganized Delphi in the par rights offering.

A fractional discount right will not be exercisable unless it is aggregated with other fractional discount rights so that when exercised, in the aggregate, such fractional discount rights result in the purchase of a whole share of common stock of reorganized Delphi. In other words, fractional discount rights cannot be exercised for fractional shares of common stock of reorganized Delphi and must be combined so that reorganized Delphi issues only whole shares of common stock. Accordingly, if you hold fractional discount rights, you will lose any value represented by those fractional discount rights unless you sell them or you purchase from another Eligible Holder a sufficient amount of fractional discount rights to acquire upon exercise a whole share of common stock of reorganized Delphi. Although the discount rights offering and the par rights offering are being conducted concurrently, they are independent of one another. Therefore, to the extent you are eligible to receive and exercise discount rights and/or par rights you may choose to exercise, as applicable, only discount rights, only par rights, both discount rights and par rights or no rights at all.

A-D Acquisition Holdings LLC, an affiliate of Appaloosa Management, L.P., Harbinger Del-Auto Investment Company, Ltd., which is an affiliate of Harbinger Capital Partners Master Fund I, L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Goldman Sachs & Co., and Pardus DPH Holding LLC, which is an affiliate of Pardus Special Opportunities Master Fund L.P. (collectively, the “Investors”), have agreed to backstop the discount rights offering, on the terms and subject to the conditions of an Equity Commitment and Purchase Agreement (as it may be amended, modified or supplemented from time to time, the “EPCA”), among Delphi and the Investors, by purchasing from Delphi, at the $38.39 in cash per share basic subscription privilege exercise price, any shares of common stock of reorganized Delphi being offered in the discount rights offering that are not purchased pursuant to the exercise of discount rights. The backstop commitment of the Investors does not apply to the par rights offering.

The rights expire at 5:00 p.m., New York City time, on March 31, 2008, unless the applicable exercise period is extended (as it may be extended, the “Expiration Date”).

The discount rights are transferable until 5:00 p.m., New York City time, on the business day prior to the expiration date of the discount rights offering. Unless the discount rights offering is extended, the deadline for transfer will be 5:00 p.m., New York City time, on March 28, 2008. Any transfer of discount rights must be made sufficiently in advance of the deadline to comply with settlement procedures applicable to sales of securities. The par rights are not transferable.

The rights will not be listed on any securities exchange of quoted on any automated quotation system. Delphi intends, however, to cooperate with any registered broker-dealer who may seek to initiate price quotations for the discount rights on the OTC Bulletin Board. For more information, please refer to “The Rights Offering — Transferability of Rights and Listing” in the Prospectus. The par rights will not be transferable and therefore will have no trading market.

Exercising the rights and investing in the common stock of reorganized Delphi involves risks. We urge you to carefully read the “Risk Factors” section in the Prospectus and in Delphi’s Annual Report on Form 10-K for the year ended December 31, 2007, and all other information included or incorporated by reference in the Prospectus in its entirety, before you decide whether or not to exercise your rights.

Even if rights are exercised in the rights offerings, we will not issue the shares of common stock of reorganized Delphi for which those rights are exercised unless and until the Plan becomes effective. Effectiveness of the Plan is subject to a number of conditions, including the completion of the transactions contemplated by the EPCA, the entry of certain orders by the Bankruptcy Court and the obtaining of necessary exit financing. The transactions contemplated by the EPCA also are subject to a number of conditions which are more fully described in the Prospectus under “Certain Relationships and Related Transactions — Equity Purchase and Commitment Agreement.” There can be no assurances that such exit financing will be obtained (or, if obtained, the terms thereof) or such other conditions will be satisfied, and we cannot assure you that the Plan will become effective on the terms described in the Prospectus or at all.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to exercise rights to purchase shares of common stock of reorganized Delphi to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your rights.

If you wish to have us, on your behalf, exercise the rights for any shares of common stock of reorganized Delphi to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter. Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise rights on your behalf in accordance with the provisions of the rights offerings.

Questions may be answered, and additional copies of relevant documents may be obtained, by contacting Georgeson Inc., the Information Agent for the rights offerings at:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call: (212) 440-9800
All Others Call Toll-Free: (800) 279-7134